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                                                                     EXHIBIT 5.1

                           [ROPES & GRAY LETTERHEAD]


                               February 14, 2001

DDi Corp.
1220 Simon Circle
Anaheim, CA 92806

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 6,000,000 shares of Common Stock, $0.01 par value (the "Equity Shares"), of DDi Corp., a Delaware corporation (the "Company") and $100,000,000 principal amount of Convertible Subordinated Notes due 2008 (the "Notes) together with 3,333,333 shares of Common Stock, $0.01 par value into which the Notes are convertible (the "Conversion Shares"). The Equity Shares and the Notes are to be sold pursuant to separate underwriting agreements (the "Underwriting Agreements") to be entered into among the Company, certain of its stockholders and Credit Suisse First Boston Corporation, as representative of the underwriters named therein.

     We have acted as counsel for the Company in connection with its proposed issuance and sale of the Equity Shares and the Notes. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the corporate laws of the State of Delaware.

     Based on the foregoing, we are of the opinion that:

     1. The Equity Shares have been duly authorized and, when the Equity Shares have been issued and sold and the Company has received the consideration therefor in accordance with the terms of the Equity Share Underwriting Agreement, the Equity Shares will be validly issued, fully paid and non-assessable.
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DDi                                   -2-                      February 14, 2001


     2. The Notes have been duly authorized and, when the Notes have been issued and sold and the Company has received the consideration therefor in accordance with the terms of the Note Underwriting Agreement, the Notes will be binding obligations of the Company, entitled to the benefits of the indenture under which they will have been issued.

     3. The Conversion Shares have been duly authorized and, when the Conversion Shares have been issued upon conversion of the Notes in accordance with the terms of the indenture under which the Notes will have been issued, the Conversion Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                               Very truly yours,

                               /s/ Ropes & Gray

                               Ropes & Gray